As filed with the Securities and Exchange Commission on August 29, 2002,
                             Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ---------------------------
                          Longs Drug Stores Corporation
             (Exact name of registrant as specified in its charter)

        Maryland                                        68-0048627
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                 Identification No.)

    141 North Civic Drive                                94596
 Walnut Creek, California                              (Zip Code)
(Address of Principal Executive Offices)


                          LONGS DRUG STORES CORPORATION
                     NON-EXECUTIVE LONG-TERM INCENTIVE PLAN
                              (Full title of plan)


                          DOW, LOHNES & ALBERTSON, PLLC
                                     Counsel
                         1200 New Hampshire Avenue, N.W.
                                    Suite 800
                             Washington, D.C. 20036
                     (Name and Address of agent for service)

                     Telephone number of agent for service:
                                 (202) 776-2000


                         CALCULATION OF REGISTRATION FEE

------------------------ --------------------- ------------------------ --------------------- -----------------------
Title of Securities      Amount Being          Proposed Maximum         Proposed Maximum      Amount Of
Being Registered         Registered(*)         Offering Price(**)       Aggregate Offering    Registration Fee
                                                                        Price(**)
------------------------ --------------------- ------------------------ --------------------- -----------------------
------------------------ --------------------- ------------------------ --------------------- -----------------------
Common Stock, $0.50      3,000,000             $24.62                   $73,860,000           $6,795.12
Par Value
------------------------ --------------------- ------------------------ --------------------- -----------------------

(*) In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares which may be offered and issued in accordance with the Plan terms to prevent dilution from stock splits, stock dividends or similar transactions.

(**) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The documents containing information specified in the instructions to
Part I of Form S-8 will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

    (a) the Issuer's Annual Report on Form 10-K for the fiscal year ended January 31, 2002;

    (b) the Issuer's Quarterly Report on Form 10-Q for the quarter ended May 2, 2002;

    (c) the description of the Issuer's Common Stock contained in the Company's Registration Statement on Form 8-A dated August 21, 1986, File No. 1-8978; and

    (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    None.

Item 6.  Indemnification of Directors and Officers.

    The Company's Amended Articles of Incorporation provide for indemnification of: (a) its directors to the full extent provided by the general laws of the State of Maryland, (b) its officers to the same extent as its directors and (c) its officers who are not directors to such further extent as authorized by the Board of Directors and consistent with law. The Amended Articles of Incorporation also provide that, to the fullest extent permitted by Maryland statutory or decisional law, no director or officer of the Company shall be personally liable to the Company or its stockholders for money damages.

    Section 2-418 of the Maryland General Corporation Law permits a company to indemnify its directors for any liability to the Company or its stockholders unless it is established that (i) the director's act or omission was material to the matter giving rise to the proceeding and the director acted in bad faith or was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

    As permitted under Subsection (k) of Section 2-418 of the Maryland
General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers for the purpose of indemnifying them from any liability asserted against them in their capacities. The underlying insurance contracts provide specific limitations on the extent such coverage will be provided.

    There is no litigation pending, and neither the Company nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 7.  Exemption from Registration Claimed

    Not Applicable.

Item 8.  Exhibits.

Exhibit Number      Description of Exhibit                           Page
--------------      ----------------------                           ----
4                   Non-Executive Long-Term Incentive Plan           7
5                   Opinion of Dow, Lohnes & Albertson, PLLC         17
23.1                Independent Auditors' Consent                    19
23.2                Consent of Dow, Lohnes & Albertson, PLLC         17
                    (contained in their opinion in
                    Exhibit 5)

Item 9.  Undertakings.

    (a)  The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walnut Creek, State of California on this 20th day of August, 2002.

                                LONGS DRUG STORES CORPORATION


                                By:  /s/ H.R. Somerset
                                     -----------------
                                         H.R. Somerset
                                         President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement is to be signed by the following persons in the capacities and on the dates indicated.


Signature                        Capacity                         Date
---------                        --------                         ----
/s/ H.R. Somerset                President, Chief Executive       August 20, 2002
--------------------             Officer and Director
    H.R. Somerset

/s/ S.F. McCann                  Senior Vice President, Chief     August 20, 2002
--------------------             Financial Officer and
    S.F. McCann                  Treasurer (Principal
                                 Financial Officer)

/s/ G.L. White                   Vice President, Controller       August 20, 2002
--------------------             and Assistant Secretary
    G.L. White                   (Principal Accounting Officer)

                                      -5-

/s/ L.T. Barnes, Jr.             Director                         August 20, 2002
--------------------
    L.T. Barnes, Jr.

/s/ W.L. Chenevich               Director                         August 20, 2002
--------------------
    W.L. Chenevich

/s/ M.H. Dashe                   Director                         August 20, 2002
--------------------
    M.H. Dashe

/s/ D.E. Knapp                   Director                         August 20, 2002
--------------------
    D.E. Knapp

/s/ R.M. Long                    Director                         August 20, 2002
--------------------
    R.M. Long

/s/ M.S. Metz                    Director                         August 20, 2002
--------------------
    M.S. Metz

/s/ R.A. Plomgren                Director                         August 20, 2002
--------------------
    R.A. Plomgren

/s/ G.H. Saito                   Director                         August 20, 2002
--------------------
    G.H. Saito

/s/ D.L. Sorby                   Director                         August 20, 2002
--------------------
    D.L. Sorby

/s/ T.R. Sweeney                 Director                         August 20, 2002
--------------------
    T.R. Sweeney

/s/ F.E. Trotter                 Director                         August 20, 2002
--------------------
    F.E. Trotter

/s/ A.G. Wagner                  Director                         August 20, 2002
--------------------
    A.G. Wagner

                                                                     Exhibit 4
                          LONGS DRUG STORES CORPORATION
                     NON-EXECUTIVE LONG-TERM INCENTIVE PLAN
                           (As amended April 12, 2002)

1.  PURPOSE

    The purpose of the Non-Executive Long-Term Incentive Plan is to provide a means through which Longs Drug Stores Corporation, a Maryland Corporation, and its Subsidiaries, may attract and retain the employment of able persons and to provide a means whereby such persons can acquire and maintain stock ownership thereby strengthening their commitment to the welfare of the Company. A further purpose of the Plan is to provide certain non-executive employees, especially store management, with incentive and reward opportunities designed to enhance the profitable growth of the Company.

2.  DEFINITIONS

    The following definitions shall be applicable throughout the Plan:

         a. "Award" means, individually or collectively, any Option, Stock Appreciation Right (SAR), Restricted Stock Award or Performance Share Award.

         b. "Award Period" means a period of not less than three years and relates to Performance Share Awards.

         c.  "Board" means the Board of Directors of the Company.

         d. "Cause" means, unless otherwise provided in an Award agreement, a discharge of employment for gross and willful misconduct relating to the performance by the employee of the employee's duties to the Company or any Subsidiary, including but not limited to theft or proven dishonesty.

         e. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

         f. "Committee" means the committee of the Board appointed to administer the Plan as referred to in Section 4.

         g.  "Company" means Longs Drug Stores Corporation.

         h. "Date of Grant" means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

         i. "Disability" means a disability that totally and permanently disables the Holder and entitles the Holder to receive long-term disability plan sponsored or maintained by the Company or a Subsidiary.

         j. "Eligible Employee" means any person who satisfies the requirements of Section 6.

         k. "Fair Market Value" means the fair market value of Stock, to be determined as follows:

             (1) For Options and SARs, it shall be the average of the highest price and the lowest price at which the Stock shall have been sold regular way on the New York Stock Exchange--Composite Transactions (hereafter "NYSE") on a specified date, excluding any after-hours trading.

             (2) For Performance Share Awards, it shall be the average of the reported closing prices of the Stock on the NYSE for thirty (30) consecutive trading days prior to the "Valuation Date." The "Valuation Date" for the purpose of granting Performance Share Awards shall be the first day of the year in which the Award is made. The "Valuation Date" for the purpose of Performance Share Payments shall be the first business day following the end of the Award Period.

         l. "Holder" means a person who has been granted an Option, an SAR, a Restricted Stock Award, or a Performance Share Award.

         m. "Normal Retirement" means Termination by resignation of employment with the Company and any Subsidiary after attaining age sixty-five (65) or by resignation of employment with the Company and any Subsidiary after attaining age sixty (60) if the Committee determines that such resignation constitutes a Normal Retirement for purposes of this Plan.

         n.  "Option" means an Award granted under Section 7 of the Plan.

         o. "Performance Share" means an Award granted under Section 9 of the Plan.

         p.  "Plan" means this Non-Executive Long-Term Incentive Plan.

         q. "Restricted Stock Award" means an Award granted under Section 10 of the Plan.

         r.  "SEC" means the Securities and Exchange Commission.

         s. "Stock" means Common Shares of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 12.

         t.  "Stock  Appreciation Right" (SAR) means an Award granted under
Section 8, whether or not granted in conjunction with an Option.

         u. "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

         v. "Termination" means, with respect to any person, ceasing to be an employee of the Company or any Subsidiary, other than by death.

         w. "Uninvited Change in Corporate Control" means any change in (i) the ownership or effective control of the Company or any Subsidiary, or (ii) the ownership of a substantial portion of the assets of the Company or any Subsidiary, which constitutes a change in control within the meaning of Section 280G of the Code, regulations (including temporary and proposed regulations) promulgated thereunder and judicial interpretations thereof.

3.  EFFECTIVE DATE, DURATION AND BOARD APPROVAL

    This Plan shall become effective as of the date of approval of this Plan by the Board. Subject to the provisions of Section 13, Awards may be made as provided herein for a period of ten (10) years from the date this Plan is so approved by the Board. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

4.  ADMINISTRATION

    The Plan shall be administered by the Committee, which shall consist of two or more members of the Board and shall be appointed by the Board. A majority of the Committee shall constitute a quorum.

    Subject to the provisions of the Plan, the Committee shall have exclusive, discretionary power to:

         a.  Select the persons to participate in the Plan.

         b.  Determine the Awards to be made to each person selected.

         c.  Determine the time or times when Awards will be made.

         d. Determine the conditions (including performance requirements) to which the Awards may be subject.

         e.  Prescribe the form or forms evidencing Awards.

    The Committee shall have the discretionary authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

5. GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AWARDS, AND PERFORMANCE SHARE AWARDS; SHARES SUBJECT TO THE PLAN

    The Committee may, from time to time, grant Awards to one or more persons determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6; provided however that:

         a. TOTAL SHARES. Subject to adjustment pursuant to Section 12, the aggregate number of shares of Stock made subject to Awards may not exceed Four Million (4,000,000) (which includes One Million (1,000,000) shares previously authorized for issuance under the terms of the original Plan).

         b. USE OF SHARES. Such shares of Stock shall be deemed to have been used in payment of Performance Shares and SARs whether actually delivered or the Fair Market Value equivalent of such shares of Stock is paid in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award.

         c. ELIGIBLE SHARES. Stock delivered by the Company in settlement under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

6.  ELIGIBILITY

    Employees of the Company or a Subsidiary who, in the opinion of the Committee, are not officers, directors or otherwise "insiders" (for purposes of Rule 16(b) of the Securities Exchange Act of 1934) and are responsible for the continued growth and development and financial success of the business of the Company or any Subsidiary shall be eligible to be granted Awards under the Plan.

7.  STOCK OPTIONS

    One or more Options can be granted to any Eligible Employee. Options shall be nonqualified stock options (Incentive Stock Options are not authorized to be issued) and shall be subject to the following conditions:

         a. OPTION PRICE. The option price per share of Stock shall be set by the grant but shall in no instance be less than Fair Market Value at the Date of Grant.

         b. FORM OF PAYMENT. At the time of the exercise of the Option, the option price shall be payable in (i) cash, (ii) shares of Stock held by the Holder for the period required to avoid a charge to the Company's reported earnings (generally six months) or were not acquired directly or indirectly from the Company, and that are valued at the Fair Market Value at the time the Option is exercised, and/or (iii) at the discretion of and on terms acceptable to the Committee, either by means of a "same day sale" pursuant to a program developed by the Committee under Regulation T as promulgated by the Federal Reserve Board (a "cashless" exercise) or by a note signed by the Holder payable to the Company providing for simple interest at a rate to be stipulated by the Committee.

         c. OTHER TERMS AND CONDITIONS. Each Option shall become exercisable in cumulative installments in such manner and within such period or periods, not to exceed ten (10) years from its Date of Grant, as set forth in the Stock Option Agreement prescribed by the Committee. No Option shall be exercisable after the expiration of ten (10) years from the Date of Grant. Except as set forth below, an Option shall terminate in the event of the Holder's Termination or death.

    Unless otherwise provided in the Stock Option Agreement, in the event of a Termination, the Holder shall have the right to exercise the Option for the following periods after such Termination, but only to the extent that the Option was exercisable at the date of the Termination and does not otherwise expire by its terms.

             (1) In the event of Normal Retirement, the vested Options shall be exercisable for a period of two (2) years after the date of Termination.

             (2) In the event of the Holder's Termination by (a) discharge by the Company or any Subsidiary (except for Cause) within two (2) years after the date of an Uninvited Change in Corporate Control, or (b) resignation of the Holder within the period commencing one-hundred and eighty (180) days from the date of an Uninvited Change in Corporate Control and ending two (2) years after the date of an Uninvited Change in Corporate Control, the vested Options shall be exercisable for a period of one (1) year after the date of Termination.

             (3) In the event of the Holder's Termination by resignation (except as provided in Section 7c(2) hereof) with the prior written consent of the Company or any Subsidiary, the vested Options shall be exercisable for a period of three (3) months after the date of such resignation. Such prior written consent may be given only by the Chief Executive Officer of the Company or any Subsidiary or any such officer delegated by the Chief Executive Officer (other than the resigning person) and must specify that it is given for the purpose of the Holder's exercise of the Option.

             (4) In the event of the Holder's Termination by (a) discharge by the Company or any Subsidiary, with or without Cause (except as provided in Section 7c(2), hereof), or (b) resignation of the Holder without the prior written consent of the Company or any Subsidiary, the vested Options shall cease to be exercisable on the date of such discharge or resignation.

    In the event of Holder's death prior to Termination, or within three (3) months of a Normal Retirement, the vested Options may be exercised for a period of one (1) year after the date of Holder's death or, if shorter, the remaining term of the Option.

         d. STOCK OPTION AGREEMENT. Each Option granted under the Plan shall be evidenced by a "Stock Option Agreement" between the Company and the Holder of the Option containing provisions not inconsistent with the Plan, as determined by the Committee, and shall be subject to the following additional terms and conditions:

             (1) Any Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof, except as otherwise provided in the Stock Option Agreement.

             (2) Each Option shall cease to be exercisable, as to any share, when the Holder purchases the share or exercises a related SAR or when the Option lapses.

             (3) Leaves of absence, approved by the Company or a Subsidiary, shall not constitute the termination of employment of the Holder.

         e. EXPIRED OPTIONS. If any Options awarded under the Plan shall be forfeited, cancelled, or not exercised in full, the Stock subject to such Options may again be awarded under the Plan.

         f. TENDER OFFER OR MERGER. Notwithstanding any other provision, in the event of (i) a public tender offer for all or any portion of the Stock or (ii) a proposal to merge, consolidate, or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for shareholder approval, or (iii) any other Uninvited Change in Corporate Control, then the Committee may in its sole discretion declare previously granted options to be immediately exercisable.

8.  STOCK APPRECIATION RIGHTS

    Any Option granted under the Plan may include an SAR, either at the time of grant or by amendment. SARs may also be granted to an Eligible Employee independent of any prior or contemporaneous Option grant and shall be exercisable as provided therein without regard to any Option. In addition to such terms and conditions not inconsistent with the Plan as the Committee shall impose, SARs shall be subject to the following terms:

         a. RIGHT TO EXERCISE. An SAR granted with an Option shall be exercisable to the extent and only to the extent the Option is exercisable. An SAR not included in an Option shall have a "purchase price" ascribed thereto by the Committee in granting such SAR, which shall not be less than the Fair Market Value of the Stock on the Date of Grant.

         b. PAYMENT. An exercisable SAR shall entitle the Holder to surrender unexercised the SAR or the Option in which it is included, as the case may be, or any portion thereof, and, to receive in exchange therefore that number of shares of Stock having an aggregate Fair Market Value, as hereinafter defined, equal to the excess of the Fair Market Value of one share of Stock over the purchase price per share specified in such SAR or Option times the number of shares called for by the SAR or Option, or portion thereof, which is so surrendered. The Committee shall be entitled to elect to settle the Company's obligation arising out of the exercise of an SAR by the payment of cash or partially by the payment of cash and partially by the delivery of shares of Stock, the total value of which shall be in either case equal to the aggregate Fair Market Value of the shares of Stock it would otherwise be obligated to deliver. The Committee shall also have the right to place such limitations and restrictions on the obligation to make such cash payments or deliver shares of Stock under SARs as it, in its sole discretion, deems to be in the best interest of the Company. The Fair Market Value for SAR exercise purposes of shares shall be determined on the basis of prices on the trading day next preceding the date on which the SAR is exercised. To the extent that an SAR included in an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

         c. SPECIAL RULES GOVERNING SARS. An SAR not included in an Option shall be evidenced by an agreement between the Company and the Holder in a form approved by the Committee. Any SAR granted under the Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including the following:

             (1) The SAR will lapse no later than the underlying Option for SARs accompanying an Option or, for freestanding SARs, no later than ten (10) years from its Date of Grant; and

             (2) An SAR accompanying an Option may be exercised only when the Fair Market Value of the Stock exceeds the option price of the Stock subject to the SAR.

         d. OTHER LIMITATIONS. An SAR shall be subject to such other limitations as the Committee shall impose.

9.  PERFORMANCE SHARES

    One or more Awards of Performance Shares may be made to an Eligible Employee. Performance Shares shall be credited to a Performance Share account to be maintained for each such Holder. Each Performance Share shall be deemed to be the equivalent of one share of Stock of the Company. The Award of Performance Shares under the Plan shall not entitle the Holder to any interest in or to any dividend, voting, or other rights of a shareholder. The value of the Performance Shares in a Holder's Performance Share account at the time of Award or the time of payment shall be the Fair Market Value at any such time of an equivalent number of shares of Stock (subject to the limitation provided in Section 9c).

    If any Performance Shares awarded under the Plan shall be forfeited, cancelled, or not paid out in full, such Performance Shares may again be awarded under the Plan. Shares of Stock delivered upon payment of Performance Shares may be either treasury shares, shares purchased for the account of the participant or authorized and unissued shares, or any combination thereof.

         a. AWARD GRANTS. Grants of Performance Shares may be made by the Committee in any fiscal year during the term of the Plan. Such shares will be paid out in full or in part on the basis of the Company's performance of such criteria as may be determined by the Committee. In determining the size of Awards, the Committee shall take into account a Holder's responsibility level, performance, potential, cash compensation level, and the Fair Market Value of the Stock at the time of Awards, as well as such other considerations as it deems appropriate.

    Unless otherwise provided in the Award agreement, in the event a Holder terminates employment during an Award Period, payout would be as follows:

             (1)  Normal Retirement:

             The Award would be prorated (based upon the number of completed calendar months in the Award Period) for service during the period through the Normal Retirement date, and the Award would be paid as soon as practicable following the end of the Award Period.

             (2)  Resignation or discharge:

             For resignation with the prior written consent of the Company or a Subsidiary, the Award would be prorated (based upon the number of completed calendar months in the Award Period) for service during the period through such resignation date, and the Award would be paid as soon as practicable following the end of the Award Period. For resignation other than with such consent (and not constituting Normal Retirement or Disability) or for discharge with or without Cause, the Award would be completely forfeited.

             (3)  Death or Disability:

             The Award would be prorated (based upon the number of completed calendar months in the Award Period) for service during the period through the date of death or Disability, and the Award would be paid as soon as practicable following the end of the Award Period.

    Awards cancelled or portions of Awards not paid out in full for any single Holder shall not be included for purposes of this limitation.

    Unless otherwise provided in the Award agreement, grants of Performance Shares shall be deemed to have been on January 1 of the year in which grants are made.

         b. RIGHT TO PAYMENT OF PERFORMANCE SHARES. Following the end of the Award Period, the Holder of a Performance Share shall be entitled to receive payment of an amount based on the achievement of the performance measures for such Award Period, as determined by the Committee.

         c. FORM AND TIMING OF PAYMENT. No payment of Performance Shares shall be made prior to the end of an Award Period. Payment therefore shall be made as soon as practicable after the receipt of audited financial statements relating to the last year of such period. The Committee may establish for each Award Period a Fair Market Value for purposes of payments of Performance Shares, but in no event shall it exceed by more than two hundred percent (200%) the Fair Market Value of a share of Stock on the Date of Grant.

    The payment to which a Holder shall be entitled at the end of an Award Period shall be a dollar amount equal to the Fair Market Value at the Valuation Date (as defined in Section 2k(2) hereof) of the number of shares of Stock equal to the number of Performance Shares earned and payable to him in accordance with
Section 9b. Payment shall normally be made one-half in cash and one-half in Stock; however, the Committee may authorize payment in such other combinations of cash and Stock or all in cash or all in Stock, as it deems appropriate.

    The number of shares of Stock to be paid in lieu of cash will be determined by dividing the portion of the payment not paid in cash by the price per share of Stock (the average of the highest price and the lowest price at which the Stock shall have been sold regular way on the NYSE during normal trading hours) on the date on which the shares of Stock are issued.

         d. TENDER OFFER OR MERGER. Notwithstanding any other provision of the Plan, in the event of (i) public tender offer for all or any portion of the Stock, or (ii) a proposal to merge, consolidate or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for shareholder approval, or (iii) any other Uninvited Change in Corporate Control, then the Committee may in its sole discretion declare any Award Period ended as of a specific date and accelerate full payments of such awards accordingly. For awards based on performance criteria, the Committee shall determine the performance for the reduced Award Period and may estimate the performance for any periods for which audited financial statements are not yet available.

10. RESTRICTED STOCK AWARDS

         a. RESTRICTION PERIOD TO BE ESTABLISHED BY THE COMMITTEE. One or more Awards of Restricted Stock may be made to an Eligible Employee. At the time a Restricted Stock Award is made, the Committee shall establish a period of time (the "Restriction Period") applicable to such Award which shall be not less than one (1) year. Each Restricted Stock Award may have a different Restriction Period, at the discretion of the Committee. In the event of (i) a public tender offer for all or any portion of the Stock, or (ii) any proposal to merge, consolidate or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for shareholder approval, or (iii) any other Uninvited Change in Corporate Control, then the Committee may in its sole discretion change or eliminate the Restriction Period. Except as permitted above, the Restriction Period applicable to a particular Restricted Stock Award shall not be changed.

         b. OTHER TERMS AND CONDITIONS. Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to enjoy all shareholder rights during the Restriction Period with the exception that:

             (1) The Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired.

             (2) The Company may either issue shares subject to such restrictive legends and/or stop-transfer instructions as it deems appropriate or provide for retention of custody of the Stock during the Restriction Period.

            (3) A breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award, and any dividends withheld thereon.

             (4) Cash and stock dividends may be either currently paid or withheld by the Company for the Holder's account until the Restriction Period expires, as provided in the Restricted Stock Award Agreement. At the discretion of the Committee, interest may be paid on the amount of cash dividends withheld, including cash dividends on stock dividends, at a rate and subject to such terms as determined by the Committee.

         c. FORFEITURE PROVISIONS. Unless otherwise provided in a Restricted Stock Award agreement, in the event a Holder terminates employment during a Restriction Period, an Award would be forfeited as follows:

             (1)  Normal Retirement:

             The Award would be prorated (based upon the number of completed calendar months in the Restriction Period) for service during the period through the Normal Retirement date, and the vested Award would be distributed as soon as practicable following retirement; the non-vested Award would be immediately forfeited.

             (2)  Resignation or discharge:

             For resignation with the prior written consent of the Company or a Subsidiary, the Award would be prorated (based upon the number of completed calendar months in the Restriction Period) for service during the period through such resignation date, and the vested Award would be distributed as soon as practicable following such resignation; the non-vested Award would be immediately forfeited. For resignation other than with such consent (and not constituting Normal Retirement or Disability) or for discharge, with or without Cause, the Award would be completely forfeited.

             (3)  Death or Disability:

             The Award would be prorated (based upon the number of completed calendar months in the Restriction Period) for service during the period through the date of death or Disability, and the vested Award would be distributed as soon as practicable following death or Disability; the non-vested Award would be immediately forfeited.

    Dividends withheld by the Company on Restricted Stock that is forfeited shall be retained by the Company.

         d. PAYMENT FOR RESTRICTED STOCK. A Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award.

11. GENERAL

         a. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act") any of the shares of Stock distributed under the Plan. If the shares of Stock distributed under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict the transfer of such shares of Stock in such manner as it deems advisable to ensure the availability of any such exemption.

         b. TAX WITHHOLDING. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid in Stock, the employee or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Stock. The Company or the Subsidiary may withhold the amount of such taxes on any Award from any other wages payable by the Company or any Subsidiary to the Holder.

         c. CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No employee of the Company or any Subsidiary or other person on their behalf shall have any claim or right to be granted an Award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary or limit the right of the Company or any Subsidiary to terminate an employee at anytime, with or without Cause. A holder of any right hereunder to receive cash or Stock in respect of any Award shall have no rights other than those of a general creditor of the Company. Awards represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award.

         d. BENEFICIARIES. Any payment of Awards due under this Plan to a deceased Holder shall be paid to the beneficiary duly designated by the Holder in accordance with the Company's practices. If no such beneficiary has been designated or survives the Holder, payment shall be made to the Holder's legal representative. A beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee prior to the Holder's death.

         e. NONTRANSFERABILITY. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of an employee's death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

         f. INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit, or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         g. RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

         h. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary.

         i. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

         j. PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

         k. TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12. CHANGES IN CAPITAL STRUCTURE

    Options, SARs, Restricted Stock Awards, Performance Share Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee as to the number and price per share of Stock or other considerations subject to such Awards in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

13. AMENDMENTS AND TERMINATION

    The Board may at any time terminate the Plan or, with the express written consent of an individual participant, cancel or reduce or otherwise alter his outstanding Awards thereunder if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided, however, that any amendment of the Plan shall be subject to the approval of the Company's shareholders to the extent required by applicable laws, regulations or rules.

14. CLAIMS PROCEDURES

    Claims for benefits under the Plan shall be filed in writing with the Committee in a form approved by or acceptable to the Committee. Written notice of the disposition of a claim shall be furnished to the claimant within a reasonable period of time after the claim is filed. If the claim is denied, the notice of disposition shall set forth the reasons for the denial. If the claimant wishes further consideration of his or her claim, the claimant may appeal a denied claim to the Committee (or to a person designated by the Committee) for further review. Such appeal shall be filed in writing with the Committee, together with a written statement of the claimant's position, no later than 90 days following receipt by the claimant of written notice of the denial of his or her claim. A decision on review shall be made after a full and fair review of the claim and shall be delivered in writing to the claimant within a reasonable period of time after the Committee's receipt of the notice of appeal. All determinations of the Committee shall be final and binding on Holders and their beneficiaries, agents or legal representatives.

                                                                      Exhibit 5
            [Dow, Lohnes & Albertson, PLLC Letterhead Appears Here]

                                 August 29, 2002


Longs Drug Stores Corporation
141 North Civic Drive
Walnut Creek, California  94596

    Re:   Registration Statement on Form S-8

Gentlemen:

    We have acted as special counsel for Longs Drug Stores Corporation, a Maryland corporation ("Longs"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, pertaining to 3,000,000 shares (the "Shares") of Common Stock, $0.50 par value, being issued by Longs pursuant to the Longs Drug Stores Corporation Non-Executive Long-Term Incentive Plan (the "Plan"). At your request, we are providing this opinion to you for filing as
Exhibit 5 to the Registration Statement.

    In preparing this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement;
(b) Longs' Certificate of Incorporation and Bylaws; (c) the Plan; and
(d) certain records of Longs' corporate proceedings as reflected in its minutes relating to the Plan and the issuance of the Shares thereunder.

    As to matters of fact relevant to our opinion, we have relied upon oral and written statements and representations of officers and other representatives of Longs without further investigation. In our examination of the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as certified or photostatic copies or forms, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (ii) that the foregoing documents, in the forms thereof submitted for our review, have not been altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements, representations and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

    We are members of the Bar of the District of Columbia and do not purport to be experts on, or generally familiar with, or certified to express legal conclusions based upon, the laws of any other jurisdiction, other than the laws of the United States to the extent applicable hereto. Accordingly, as to matters of law set forth below, our opinion is limited to matters of law under the laws of the District of Columbia and the laws of the United States to the extent applicable hereto. We express no opinion as to conflicts of law rules or the laws of any states or jurisdictions, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

    Based upon and subject to the foregoing and any other qualifications stated herein, we are of the opinion that the Shares, when and to the extent issued and paid for pursuant to the provisions of the Plan, will be validly issued, fully paid and non-assessable.

    We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and shall not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to or relied upon by any governmental agency or other person or other entity, without the prior written consent of this firm. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Longs or the Shares.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission thereunder.

                                         Very truly yours,

                                         DOW, LOHNES & ALBERTSON, PLLC


                                         By: /s/ Paul R. Lang
                                             ----------------
                                                 Paul R. Lang

                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Longs Drug Stores Corporation on Form S-8 of our report dated March 1, 2002, appearing in the Annual Report on Form 10-K of Longs Drug Stores Corporation for the year ended January 31, 2002.

/s/  Deloitte & Touche LLP
San Francisco, California
August 28, 2002